Exhibit 3.1

Delaware The First State Page 1 I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “EVEREST CONSOLIDATOR ACQUISITION CORPORATION”, FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF JANUARY, A.D. 2026, AT 10:43 O`CLOCK A.M. 5412930 8100Authentication: 202939359 SR# 20260304309Date: 01-28-26 You may verify this certificate online at corp.delaware.gov/authver.shtml Sta te of Delaware Secretary of State Division of Corpora tions Delinred 10:43 A:VI 01127f2026 FILED 10:43 AM 01t27f2026 SR 20260304309 - FiieNu mber 5412930

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATim CERTIFICATE OF INCORPORATION OF EVEREST CONSOLIDATOR ACQUISITION CORPORATION Everest Consolidator Acquisition Corporation, a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware (the "DGCL" ), does hereby certify: L The name of the corporation is Everest Consolidator Acquisition Corporation. The corporation was originally incorporated pursuant to the DGCL on March 8, 2021, under the name of Everest Consolidator Acquisition Corporation. 2. The date of filing of the corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 8, 2021, and the date of filing the corporation's Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was November 23, 202 I . 3.The Board of Directors of the corporation has duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the corporation (as amended and restated prior to the date hereof), declaring said amendment to be advisable and in the best interests of the corporation and its stockholders and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows: RESOLVED, that Section 9.2(d) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows: ..In the event that the Corporation has not completed an initial Business Combination by December 31, 2026 (the "Termination Date" ), the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares, at a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes, if any, and expenses related to the administration ofthe Trust Account (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the number of then outstanding Offering Shares, which redemption will completely extinguish the rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board, dissolve and liquidate, subject in each case to the Corporation's obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law." 4.That thereafter, said amendment was duly adopted in accordance with the provisions of Section 242 ofthe DGCL by the stockholders holding the requisite number of shares required. IN WITNESS WHEREOF, the corporation has caused this •r,focate of Amfdment .·.to be signed this 26th day of January, 2026. rJ 0-A.A- Adam Dooley Chief Executive Otlicer